                                FIRST AMENDMENT
                                       TO
                              INDENTURE AND NOTES
                              -------------------



     THIS FIRST AMENDMENT TO INDENTURE AND NOTES (this "First Amendment") is dated as of January __, 1994, between FORUM GROUP, INC., an Indiana corporation (the "Company"), and FIRST TRUST NATIONAL ASSOCIATION, as Trustee (the "Trustee").

                                   RECITALS:
                                   --------

     A. The Company and the Trustee entered into an Indenture, dated as of June 11, 1993 (the "Indenture"), providing for the issuance of the Company's 12-1/2% Senior Subordinated Notes due 2003 (the "Notes").

     B. The Company has requested amendments of certain provisions of the Indenture and the Notes.

     C. The registered holders of 100% in outstanding principal amount of the Notes have consented to this First Amendment.

     NOW, THEREFORE, for valuable consideration hereby acknowledged, each party hereto agrees as follows for the benefit of the other and for the equal and ratable benefit of the Holders of the Company's Notes:

     Section 1. Definitions. Unless otherwise defined herein, capitalized terms are used herein as defined in the Indenture.

     Section 2.  Amendment of Section 1.01.

     (a) Section 1.01 of the Indenture is hereby amended by deleting the definitions of Credit Agreement, Deferred Interest, Representative and Senior Indebtedness and by inserting the following in appropriate alphabetical order:

          "Citicorp Credit Agreement" means the Credit Agreement, dated as of June 10, 1993, among the Company, the banks and financial institutions signatory thereto (collectively, the "Banks"), Citibank, N.A., as issuing bank, and Citicorp USA, Inc., as agent, as the same may be amended, modified, supplemented, or extended, refinanced, refunded, restructured or replaced from time to time (including any amendment or modification that results in an increase in the principal amount of loans or other extension of credit outstanding thereunder) in accordance with the terms of this Indenture.

          "Credit Agreement" means the Citicorp Credit Agreement and all other agreements of the Company evidencing Senior Indebtedness, as the same may be amended, modified, supplemented, extended, refinanced, refunded, restructured or replaced from time to time in accordance with the terms of this Indenture.

          "Nomura Loan Agreement" means the Loan Agreement, among FGI Financing I Corporation, a subsidiary of the Company, Nomura Asset Capital Corporation ("Nomura"), as lender, and Bankers Trust Company, as Custodian, as the same may be amended, modified, supplemented, or extended, refinanced, refunded, restructured or replaced from time to time (including any amendment or modification that results in an increase in the principal amount of loans or other extension of credit outstanding thereunder) in accordance with the terms of this Indenture.

          "Representative" means the agent or representative for Senior Indebtedness under any Credit Agreement.

          "Senior Indebtedness" means (i) the principal of and interest on (including interest accrued after commencement, or that would have accrued but for the commencement, of any proceeding pursuant to any Bankruptcy Law with respect to the Company or any of its Subsidiaries, at the rate specified in the Nomura Loan Agreement), and all other amounts payable with respect to or in connection with, Debt of the Company or any of its Subsidiaries arising under the Nomura Loan Agreement (including, without limitation, any reimbursement obligation to the issuing bank thereof in respect of letters of credit, and any obligation arising under the Nomura Loan Agreement to pay any fee or to indemnity the Representative or any lender thereunder or to pay, or reimburse the Representative or any lender thereunder for payment of, any expenses incurred by the Representative or such lender), and the principal of, interest (including such post-petition interest) on and other amounts payable with respect to any Debt incurred to refinance, replace or refund any Debt under the Nomura Loan Agreement, (ii) the principal of and interest on (including interest accrued after commencement, or that would have accrued but for the commencement, of any proceeding pursuant to any Bankruptcy Law with respect to the Company or any of its Subsidiaries, at the rate specified in the Citicorp Credit Agreement), and all other amounts payable with respect to or in connection with, Debt of the Company arising under the Citicorp Credit Agreement (including, without limitation, any reimbursement obligation to the issuing bank thereof in respect of letters of credit, and any obligation arising under the Citicorp Credit Agreement to pay any fee or to indemnify the Representative or any lender thereunder or to pay, or reimburse the Representative or any lender thereunder for payment of, any expenses incurred by the Representative or such lender), and the principal of, interest (including such post-petition interest) on and other amounts payable with respect to any

     Debt incurred to refinance, replace or refund any Debt under the Citicorp Credit Agreement, (iii) Debt of the Company under any interest rate swap or cap agreement or other agreements designed to hedge against fluctuations in interest rates (collectively, "Interest Rate Swap Agreements"), provided, that for purposes of determining the amount of Senior Indebtedness outstanding as of any given date, the amount of Debt of the Company under any Interest Rate Swap Agreement shall be deemed to be the amount of any termination payment that the Company would be obligated to make if such Interest Rate Swap Agreement were terminated on such date, and (iv) reimbursement obligations, or guarantees in respect thereof, and any other obligations owing in respect of any letter of credit issued in connection with the industrial revenue bond on the facility known as "Lafayette at Country Place." Notwithstanding any other provision hereof, the aggregate principal amount of Senior Indebtedness outstanding at any time shall not exceed in the aggregate the greater of (i) $80 million and (ii) the sum of the outstanding principal amount under the Nomura Loan Agreement on the date of the closing of the loan with Nomura, plus the outstanding obligations under the Citicorp Credit Agreement (including all amounts available to be drawn under any letters of credit issued thereunder) on the date of the closing of the loan with Nomura.

     (b) Section 1.01 of the Indenture is hereby further amended by inserting "Citicorp" immediately before "Credit Agreement" in the seventh line of the definitions of Unrestricted Cash and Unrestricted Subsidiary.

     Section 3. Amendment of Section 3.01. Section 3.01 of the Indenture is hereby amended by deleting therefrom the phrase "at any time on or after June 1, 1996."

     Section 4.  Amendment of Section 4.01.

     (a) Section 4.01 of the Indenture is hereby amended by deleting the phrase "deferred pursuant to this Section 4.01" from the fourteenth line of the first paragraph of such Section.

     (b) Section 4.01 of the Indenture is hereby further amended by deleting the second, third and fourth paragraphs of such Section.

     Section 5. Amendment of Notes. Each of the Notes outstanding under the Indenture is hereby amended as follows:

     (a)  the second sentence of Paragraph 1 is deleted in its entirety;

     (b) the last paragraph of Paragraph 2 is deleted in its entirety; and

     (c) Paragraph 5 is amended in its entirety to read as follows:

          Redemption.

          The Securities may be redeemed in whole or in part at any time, at the option of the Company, at the Redemption Price (expressed as a percentage of principal amount) set forth below with respect to the indicated Redemption Date, in each case, together with any accrued but unpaid interest to the Redemption Date.

          If redeemed during the
          12-month period beginning
          April 15 (except in 1994,
          when the Redemption Price
          is applicable beginning
          January 18)                      Redemption Price
          --------------------------       ----------------
          1994......................            110.00%
          1995......................            109.00
          1996......................            108.00
          1997......................            106.67
          1998......................            105.33
          1999......................            104.90
          2000......................            102.67
          2001......................            101.33
          2002 and thereafter.......            100.00

          Any such redemption will comply with Article III of the Indenture.

     Section 6. Effectiveness. This First Amendment shall not be effective until the refinancing with Nomura Asset Capital Corporation of certain of the Company's outstanding indebtedness is completed.

     Section 7. Representations and Warranties. The Company represents and warrants to the Trustee that this First Amendment constitutes its legal, valid and binding obligation, enforceable in accordance with its terms (subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium, or similar laws or principles of equity affecting the enforcement of creditors' rights generally).

     Section 8. Entire Agreement; Ratification. This First Amendment represents the entire agreement between the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof. Except as modified or supplemented in connection herewith, the Indenture and the Notes shall continue in full force and effect.

     Section 9. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA.

     Section 10. Counterparts. This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof hereof, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

     IN WITNESS HEREOF, this First Amendment to Indenture and Notes is executed as of the date first set forth above.


                                           FORUM GROUP, INC.



(Seal)

Attest: ___________________                By_______________________
                                             Title:



                                           FIRST TRUST NATIONAL ASSOCIATION,
                                             as Trustee



(Seal)

Attest: ___________________                By_______________________
                                             Title:

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